Exhibit 99.1

RPM Appoints Thomas S. Gross to its Board of Directors;

Replaces Donald K. Miller who will Retire

Medina, OH—April 17, 2012—RPM International Inc. (NYSE: RPM) announced today that it has appointed Thomas S. Gross to its board of directors to replace Donald K. Miller, who is retiring after 40 years of service. Gross will complete Miller’s term as a Class II member of the RPM board and serve on the audit committee. His term will expire on October 4, 2012, at which time he will stand for re-election to the board by RPM’s stockholders at the company’s annual meeting.

Gross is vice chairman and chief operating officer for the Electrical Sector of Eaton Corporation, a $16 billion global diversified power management company headquartered in Cleveland, OH. He joined Eaton in 2003 as vice president, Eaton Business System, and most recently served as president of its power quality and controls business. Prior to joining Eaton, Gross held various executive leadership positions of increasing responsibility with Danaher Corporation, Xycom Automation and Rockwell Automation. He earned a bachelor of science degree in electrical and computer engineering from the University of Wisconsin and a master of business administration degree from the University of Michigan. He currently serves on the board of governors of the National Electrical Manufacturers Association.

Miller is chairman of Axiom International Investors LLC, an international equity asset management firm, a role he has held since 1999. Previously, he held board and executive management positions with Greylock Financial Inc., a venture capital firm; Thomson Advisory Group L.P., a money management firm; PIMCO Advisors L.P., a global investment management firm; and Layne Christensen Company, a successor corporation to Christensen Boyles Corporation, a supplier of mining products and services. Miller received a bachelor of science degree from Cornell University and a master of business administration degree from Harvard University.

“Don has been an invaluable asset to RPM during his decades of service on the board, and I extend my sincere gratitude to him for his many contributions to RPM over that time. His keen insight and diverse perspective have played a large role in RPM’s growth and success during the past four decades. We expect to benefit greatly from Tom’s extensive experience and counsel and welcome him to the board,” stated Frank C. Sullivan, RPM chairman and chief executive officer.

About RPM

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Universal Sealants, Fibergrate and Euco. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors. Additional details can be found at www.RPMinc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Barry M. Slifstein, vice president—investor relations and planning, at 330-273-5090 or bslifstein@rpminc.com.

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